Exhibit 5.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

June 4, 2026

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043

Ladies and Gentlemen:

We have acted as counsel to Helix Energy Solutions Group, Inc., currently a Minnesota corporation (“Helix,” and following the Conversion (as defined below), “Helix Delaware”), in connection with the registration by Helix pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by Helix Delaware of up to 63,832,084 shares (the “Shares”) of Converted Helix Common Stock (as defined below), pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 22, 2026, by and among Helix, Odyssey Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Helix (“Odyssey Sub”), Hercules Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Helix (“Hercules Sub”), and Hornbeck Offshore Services, Inc., a Delaware corporation (“Hornbeck”), excluding the shares of Converted Helix Common Stock issuable to the Hornbeck stockholders who delivered a written consent adopting the Merger Agreement and approving the transactions contemplated thereby shortly following execution of the Merger Agreement.

Pursuant to the Merger Agreement, (i) Odyssey Sub will merge with and into Hornbeck, with Hornbeck continuing as the surviving entity (the “First Merger” and the surviving entity, the “Surviving Corporation”), and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Hercules Sub, with Hercules Sub surviving the merger as a direct wholly owned subsidiary of the Combined Company (as defined below) (together with the First Merger, the “Mergers”).

Under the terms of the Merger Agreement, immediately prior to the First Merger, Helix will convert from a Minnesota corporation to a Delaware corporation (the “Conversion”) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Minnesota Business Corporations Act, as amended (the “MBCA”), pursuant to a plan of conversion (the “Plan of Conversion”) contemplated by the Merger Agreement. Pursuant to the Plan of Conversion, Helix will file (i) Articles of Conversion pursuant to Section 302A.686 of the MBCA with the Minnesota Secretary of State, (ii) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL with the Delaware Secretary of State and (iii) a Certificate of Incorporation of the Combined Company (the “Certificate of Incorporation”).

Helix Energy Solutions Group, Inc.	- 2 -	June 4, 2026

Pursuant to the Conversion, each issued and outstanding share of Helix common stock, without par value (“Helix Common Stock”), will be converted into one share of common stock, par value $0.00001 per share, of Helix Delaware (“Converted Helix Common Stock”). Upon consummation of the Mergers and the other transactions contemplated by the Merger Agreement, Hornbeck will be a wholly owned subsidiary of Helix Delaware (Helix Delaware following the Mergers, the “Combined Company”).

In our capacity as your counsel in connection with the matter referred to above and as a basis for the opinion hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of (i) the form of the Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement, (ii) the form of the Bylaws of the Combined Company, filed as Exhibit 3.4 to the Registration Statement, (iii) the Merger Agreement, (iv) originals, or copies certified or otherwise identified, of the corporate records of Helix, including certain resolutions of the board of directors of Helix, as furnished to us by Helix, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of Helix and (vi) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for the opinion hereinafter expressed.

In connection with the opinion set forth herein, we have assumed that, prior to the issuance of any of the Shares (i) the Registration Statement and any amendments thereto (including any post-effective amendments), will have become effective under the Securities Act, (ii) the holders of shares of Helix Common Stock will have adopted the Merger Agreement and the transactions contemplated thereby, (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions, including the Conversion, will have been consummated and (iv) all of the Shares will be offered, issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Merger Agreement. In rendering this opinion, we have also assumed that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained by the Combined Company’s transfer agent and registrar will be issued by such transfer agent and the issuance of the Shares will be properly recorded in the unit registry of the Combined Company.

In giving the opinion set forth herein, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals of such documents, and that all information submitted to us is accurate and complete. We have also assumed, as to factual matters, with your consent and without independent investigation or verification, the truth and accuracy of the representations and warranties in the Merger Agreement and other documents reviewed by us and the certificates, statements or other representations of officers or other representatives of Helix and of governmental and public officials.

Helix Energy Solutions Group, Inc.	- 3 -	June 4, 2026

On the basis of the foregoing, and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that upon the effectiveness of the Conversion, the Shares, when issued and delivered by Helix Delaware against payment of the consideration therefor in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above in this opinion letter is limited in all respects to matters of the DGCL in each case as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.